Exhibit 10.4
IROBOT CORPORATION

2025 EXECUTIVE SALE BONUS PLAN

1.Purpose. The purpose of this iRobot Corporation 2025 Executive Sale Bonus Plan (this “Plan”) is to promote the interests of iRobot Corporation (the “Company”) by providing incentives to key management personnel of the Company to make extraordinary efforts to execute the strategic objectives of the Company in the manner most beneficial to the Company and its stockholders.
2.Effective Date. This Plan is effective as of March 26, 2025 (the “Effective Date”).
3.Definitions. Capitalized terms used and not defined in the body of this Plan have the meanings assigned to them in Appendix A.
4.Eligible Participants. The “Participants” under this Plan shall be the Initial Participants and any New Participants.
5.Sale Bonus Payments Generally. Subject to the provisions of this Plan and the Award Letter, in connection with a qualifying Sale Transaction, each Participant shall be eligible to receive a Sale Bonus Payment, which shall be payable on the payment date and on the other terms and conditions set forth in this Plan and the Participant’s Award Letter.
(a)Requirements for Sale Bonus Payment to be Earned. Sale Bonus Payments must be earned and a Participant must satisfy the terms and conditions set forth in this Plan and the applicable Award Letter in order for any Sale Bonus Payment to be payable to a Participant.
(i) Threshold Payment. Each Participant is eligible to receive a threshold payment, the amount of which is set forth in the Participant’s Award Letter, pursuant to the terms of this Plan and the Participant’s Award Letter (a “Threshold Payment”). Each Participant shall be deemed to have earned the right to receive his or her Threshold Payment upon the consummation of a Sale Transaction.
(ii)Excess Value Payment. Each Participant is eligible to receive an excess value payment based on the Excess Value Allocation (expressed as a percentage of the aggregate Sale Bonus Pool (as defined in the Participant’s Award Letter)) set forth in his or her Award Letter (an “Excess Value Payment”). Each Participant shall be deemed to have earned the right to receive his or her Excess Value Payment upon the consummation of a Sale Transaction which results in an Aggregate Value that exceeds the Threshold Value (such Sale Transaction, an “Excess Value Transaction”). For the avoidance of doubt, any Excess Value Payment shall be inclusive of the Participant’s Threshold Payment and in no circumstance will a Participant receive both a Threshold Payment and an Excess Value Payment.

(b)Payment Schedule.
(i)Threshold Payment. Once earned pursuant to Section 5(a)(i) above, each Participant shall be paid his or her Threshold Payment as soon as practicable following the consummation of the Sale Transaction.
(ii)Excess Value Payment. Once earned pursuant to Section 5(a)(ii) above, each Participant shall be paid his or her Excess Value Payment based on the Participant’s allocation as soon as practicable following the consummation of the Excess Value Transaction.
6.Termination of Employment. Except as otherwise set forth in a Participant’s Award Letter, upon a termination of a Participant’s Continuous Service prior to the date on which a Sale Bonus Payment is earned, the Participant shall forfeit his or her eligibility to receive any such Sale Bonus Payment.
7.Reallocation. In the event that a Participant forfeits eligibility to earn a Sale Bonus Payment pursuant to Section 6, the Administrator (or any of its Authorized Officers) may allocate some, none or all of the amount of such Sale Bonus Payment to any Initial Participant or New Participant so long as such Participant is employed in good standing with the Company, as determined in the reasonable discretion of the Administrator, subject, in all cases, to the terms of this Plan.
8.Plan Administration. This Plan and any Award Letters shall be administered by the Committee or its designee (the “Administrator”), subject to the terms of this Plan. Subject to any limitations set forth herein, the Administrator shall have the full authority and discretion to take any action as may be necessary to administer and attain the objectives of this Plan and any Award Letters and may delegate the authority to administer this Plan to an officer of the Company (an “Authorized Officer”), provided that no Authorized Officer of the Company who is also a Participant may administer this Plan on the Authorized Officer’s own behalf. The Administrator (or its delegate) shall have full power and authority to construe and interpret this Plan and any Award Letters and any interpretation by the Administrator (or its delegate) shall be binding on all Participants and shall be accorded the maximum deference permitted by law. Such designations, determinations, interpretations and decisions by the Administrator shall be final, conclusive and binding on all Participants and other persons and need not be the same with respect to each Participant (whether such Participants are similarly situated or not).
(a)General. All rights and interests of Participants under this Plan and any Award Letters shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In connection with any Sale Transaction, the Company may assign this Plan’s sponsorship, in whole or in part, and any Award Letter hereunder.

(b)Manner of Payment; Withholding. Any Sale Bonus Payment shall be made to a Participant either (i) in the same manner as the Participant receives his or her regular paycheck or (ii) by certified mail at the last known address of the Participant in the records of the Company. The Company shall withhold all applicable taxes and any other required withholdings with respect to any Sale Bonus Payment.
(c)Unfunded Arrangement; Exclusion of Compensation. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any Sale Bonus Payment provided for hereunder. Sale Bonus Payments shall not be considered as extraordinary, special incentive compensation, and shall not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company, except as otherwise provided in any such other benefit plan or arrangement.
(d)Amendment and Termination. The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Plan at any time; provided that in no event shall any amendment, modification, supplement or termination adversely affect the rights of any Participant regarding any Sale Bonus Payment without the prior written consent of the Participant; provided, further, that any material amendment to this Plan, such as an increase in the amounts payable under this Plan, shall be subject to the prior approval of the Committee. Subject to the foregoing, this Plan shall terminate upon the satisfaction of all obligations of the Company hereunder.
(e)No Right to Continued Employment. Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate the Participant’s employment at any time or for any reason or to change the terms of the Participant’s employment in any manner.
(f)Expenses of Plan. Any expense incurred in administering this Plan shall be borne by the Company.
(g)Captions. Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(h)Governing Law. The administration of this Plan shall be governed by the substantive laws of the State of Delaware, without regard to principles of conflicts of laws. Any persons who now are or shall subsequently become Participants in this Plan shall be deemed to consent to this provision.
(i)Jurisdiction. By accepting an award under this Plan, each Participant (i) agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Plan, whether in contract, tort or otherwise, shall be brought in the federal or state courts in the State of Delaware, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Plan shall be deemed to have arisen from a transaction of business in the State of Delaware and (ii) hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.
(j)Notices. All notices and other communications under this Plan shall be in writing and shall be given by hand delivery to the other party or confirmed fax or overnight courier, or by postage paid first class mail, addressed as follows:
If to the Participant:

The address of his principal residence as it appears in the Company’s records.

If to the Company:

iRobot Corporation
8 Crosby Drive
Bedford, MA 01730
Attention: Kevin Lanouette, Senior Vice President and General Counsel
                 klanouette@irobot.com

or to such other address as any party shall have furnished to the other in writing in accordance with this Section 8(j). Notice and communications shall be effective when actually received by the addressee if given by hand delivery or confirmed fax, when deposited with a courier service if given by overnight courier, or two business days following mailing if delivered by first class mail.

(k)Section 409A.
(i)This Plan is intended to either comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”). To the extent that this Plan is not exempt from the requirements of Section 409A, this Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Each Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A.

(ii)Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable under this Plan that is considered nonqualified deferred compensation under Section 409A and is designated under this Plan as payable upon a Participant’s termination of employment shall be payable only upon the Participant’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).
(iii)Notwithstanding anything in this Plan to the contrary, if a Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits shall not be provided to the Participant prior to the earlier of (A) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (B) the date of the Participant’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries), and any remaining payments due to the Participant under this Plan shall be paid as otherwise provided herein.

Appendix A

Definitions

“Aggregate Value” shall mean, without duplication, (A) the total value of all cash, securities and other property paid or payable, directly or indirectly, by an acquirer to a seller or sellers in connection with a Sale Transaction (including, without limitation, amounts paid, distributed or issued, or to be paid, distributed or issued, to holders of common stock, preferred stock, convertible securities, warrants, stock appreciation rights, options or similar rights or securities), after applying the treasury stock method, plus (B) the aggregate principal amount of all indebtedness for borrowed money (including, without limitation, preferred stock obligations) outstanding immediately prior to consummation of a Sale Transaction or otherwise, directly or indirectly, assumed, refinanced (including any premiums paid), extinguished or consolidated in connection with such Sale Transaction, in each case (I) net of any cash, cash equivalents and marketable securities of the Company on a consolidated basis as of immediately prior to the consummation of the Transaction and (II) except to the extent that any such indebtedness is assumed, refinanced, extinguished or consolidated in connection with such Sale Transaction in relation to a corresponding increase in the amounts of Aggregate Value contemplated by clause (A) above. Consideration also shall include, without duplication (i) the aggregate amount of any cash dividends or other distributions declared by the acquired company after the date hereof in connection with a Sale Transaction (other than normal recurring cash dividends) and (ii) any amounts paid to repurchase any securities of the acquired company in connection with a Sale Transaction (other than repurchases pursuant to and consistent with currently existing stock repurchase programs of the acquired company). The value of any such securities (other than indebtedness) or other property or items of value shall be valued at the time of closing without regard to any restrictions on transferability and determined as follows: (i) if such securities are traded on a stock exchange, then such securities shall be valued in accordance with the formula for calculating the fair market value of such consideration set forth in the definitive agreement for the Sale Transaction or, if no such formula exists, at the average of their closing prices for the five trading days immediately prior to the closing of the Sale Transaction and any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Company. If any consideration to be paid is computed in a foreign currency, the value of such foreign currency shall, for purposes hereof, be converted into U.S. Dollars at the prevailing exchange rate on the date or dates on which such consideration is paid. For the avoidance of doubt, Aggregate Value shall be net of (i) any out-of-pocket transaction costs incurred by the Company or its subsidiaries and payable to investment banker advisors, and (ii) the aggregate amount of Sale Bonus Payments payable under this Plan in connection with a Sale Transaction.
“Award Letter” means the award letter delivered to a Participant granting the Participant the opportunity to earn a Sale Bonus Payment.
“Board” means the Board of Directors of the Company.

“Cause” means (i) an unauthorized use or disclosure by Participant of the Company’s confidential information or trade secrets (unless permitted by applicable law), or (ii) a material breach of any agreement between Participant and the Company, in either case, which results in material harm to the Company.
“Committee” means the Compensation and Talent Committee of the Board, or any other committee authorized by the Board.
“Continuous Service” means, with respect to a Participant, the Participant’s continuous employment or engagement with the Company from the Effective Date through the applicable date.
“Initial Participants” means the following individuals: (i) Gary Cohen (Chief Executive Officer); (ii) Jeffrey Engel (President and Chief Operating Officer); (iii) Karian Wong (Executive Vice President and Chief Financial Officer); (iv) Jules Connelly (Senior Vice President and Chief Human Resources Officer) and (v) Kevin Lanouette (Senior Vice President and General Counsel).
“Sale Bonus Payment” means any cash payment payable under the terms and conditions of this Plan and any applicable Award Letter.
“New Participant” means an individual who replaces a Participant (including an Initial Participant or another New Participant) and is selected by the Committee (or an Authorized Officer) in its discretion.
“Qualifying Termination” means a Participant’s Separation from Service due to a termination by the Company without Cause, due to the Participant’s resignation for Good Reason (as defined in Participant’s executive employment agreement with the Company) or due to Participant’s death or disability.
“Sale Transaction” means any event that would be deemed to be a “Sale Event” as defined in the iRobot Corporation 2018 Stock Option and Incentive Plan, on file with the U.S. Securities and Exchange Commission as Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed March 12, 2025. For purposes of clarity, this will apply if the Sale Transaction is executed in one transaction or a series of transactions.
“Threshold Value” means an Aggregate Value equal to the amount set forth on Annex A to this Appendix A.